Exhibit 99.1

ZYNGA ANNOUNCES FOURTH QUARTER AND 2015 FINANCIAL RESULTS

Delivers $182M in Bookings and $1.7M in Adjusted EBITDA in Q4

Core Live Mobile Franchises Grew Bookings 63% Year-Over-Year in 2015

Outlines Expected 2016 Game Slate

Announces Completion of $200M Share Repurchase Program

SAN FRANCISCO – February 10, 2016 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the fourth quarter ended December 31, 2015. In addition to today’s press release, a copy of our Q4 2015 Quarterly Earnings Letter, which outlines our Q4 2015 financial results and business outlook, is available on our website at http://investor.zynga.com.

Zynga management will host a live Q&A session at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today, February 10, to discuss the Company’s Q4 2015 performance and business outlook. Questions may be asked on the call or submitted in advance via email to investors@zynga.com, and the company will respond to as many questions as possible.

“In terms of our financial scorecard, for 2015, we made good progress in our transition to mobile on a bookings level but, due to the lack of significant new releases, we saw an overall decline in our audience. While our total bookings grew 1%, our core live mobile franchises – Slots, Words With Friends and Poker – were up 63% and all of mobile grew 35%. We ended the year with mobile now representing 73% of total bookings up from 60% in Q4 2014. We saw our web business continue to decline with bookings down 32% and audience down 53%. Overall for the year, we managed to support a relatively large slate of new game development and user acquisition while remaining profitable,” said Mark Pincus, CEO and Founder of Zynga.

“Our mobile audience was down 1% in 2015. Within the quarter, it was down sequentially by 5% driven by a lack of significant new releases. However we’ve stemmed these declines for our core live mobile franchises – Slots, Words With Friends and Poker – which were up 1% for the quarter versus a loss of 6% in Q3. This was led by Slots, which accelerated its audience growth rate from 6% in Q3 to 15% in Q4. Words With Friends moved from a loss of 7% in Q3 to flat in Q4 and a 9% increase in the beginning of Q1. Poker has moved from a 10% decline in Q3 to a 4% decline in Q4 and has flipped to positive growth of 12% in the beginning of Q1,” Pincus continued.

“For 2016 and beyond, growth and profits will be driven by our ability to continue our momentum with live franchises and execute on new game launches. While we get that Zynga has been a show me story, in 2016, we have better visibility into our slate than ever before, with 6 new games already in soft launch. While we have high conviction in our ability to launch these games, the biggest challenge will be delivering on long-term retention and the LTV to support user acquisition at scale,” said Pincus.

“We expect to launch 10 new games in 2016. In Social Casino in the first half of this year, we plan to launch Spin It Rich!, Willy Wonka Slots, True Vegas and Vegas Diamond Slots. In Match-3, we expect to launch 2 new games in the first half of this year with Zindagi’s Crazy Cake Swap and a branded game leveraging the Wizard of Oz license. In Invest Express, we expect to launch a sequel to FarmVille 2: Country Escape as well as CityVille Mobile in the second half of 2016. Finally, in Action Strategy, we also expect to launch CSR2 and Dawn of Titans in the second half of the year. As we exit the year with this slate of new games launched and in the market, we expect to have changed our mix of R&D and unlaunched slate to live, revenue generating games which will improve our company’s predictability, profitability and growth,” said Pincus.

2015 Performance Summary

•	Ended 2015 with $700 million in reported bookings; up 1% year-over-year.

•	$17 million in Adjusted EBITDA; down 57% year-over-year.

•	Grew mobile bookings 35% year-over-year; web bookings declined 32% year-over-year.

•	Delivered strong player monetization growth; ABPU up 26% year-over-year.

•	Strongest advertising year to date; 2015 ads and other bookings up 22% year-over-year.

•	DAU declined 20% year-over-year with mobile DAUs declining 1% and web DAUs declining 53%.

•	Launched a $100 million cost reduction plan; $45 million in annualized savings from workforce reduction and $55 million in annualized savings from reduction in centralized services costs and spend.

Q4 Performance Highlights

Financial Highlights

•	Bookings of $182 million; above the high end of the guidance range, flat year-over-year and up 3% sequentially.

•	Adjusted EBITDA of $1.7 million; within the guidance range.

•	Mobile bookings of $134 million or 73% of overall bookings, up 21% year-over-year and up 10% sequentially.

•	Advertising and other bookings up 23% year-over-year and 24% sequentially; best advertising quarter to date.

•	$987 million in cash, cash equivalents and marketable securities.

•	Began $200 million share repurchase program which we completed in the first quarter of 2016.

Product Updates

•	Slots – Delivered highest quarterly bookings in franchise history; bookings up 78% year-over-year and 7% sequentially. Launched Princess Bride Slots and Black Diamond Casino, now in the top 30 grossing Casino charts in the Apple App Store.

•	Words With Friends – Delivered strongest quarterly bookings performance in the history of the game; up 28% year-over-year and 29% sequentially. Consumers played 11% more words as a result of fun new features.

•	Dawn of Titans – On track to launch in 2016; continuing to see strong potential with an average Apple App Store rating of 4.4 stars. Scaled to 14 test markets and ABPU remains strong.

•	CSR2 – On track to launch in 2016; now testing across 10 markets with an average Apple App Store rating of 4.6 stars.

•	CityVille – Entered into geo-lock with new CityVille Mobile in the fourth quarter of 2015; worldwide launch expected in 2016.

Announces Acquisition of Zindagi Games

Today, Zynga announced its Q1 2016 acquisition of Zindagi Games. Zindagi is made up of world-class engineers, game designers, product managers and artists who have delivered high quality games with small teams. Led by founders Umrao Mayer and George Simmons, the Zindagi team has delivered high quality Match-3 games, in addition to developing second party mobile titles.

Announces Completion of Share Repurchase Program

Today, the company announced the completion of our last repurchase program of $200 million. In aggregate, 80.2 million shares were repurchased under the plan at an average price of $2.50.

Financial Highlights (in thousands, except per share data)

	Quarter ended			Year ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP Results
Revenue	$185,769	$195,737	$192,547	$764,717	$690,410
Net income (loss)	$(46,869)	$3,052	$(45,126)	$(117,181)	$(225,900)
Diluted net income (loss) per share	$(0.05)	$0.00	$(0.05)	$(0.13)	$(0.26)
Non-GAAP Results
Bookings	$182,104	$175,979	$182,352	$699,955	$694,300
Adjusted EBITDA	$1,656	$12,415	$9,432	$17,127	$39,932
Non-GAAP net income (loss)	$375	$3,681	$(2,451)	$(10,235)	$(12,582)
Non-GAAP earnings (loss) per share	$0.00	$0.00	$0.00	$(0.01)	$(0.01)

Player Metrics (users and payers in millions)

The company tracks operating metrics using internal systems which rely on internal company data and third party data. We rely on the veracity of data provided by individuals and reported by third parties to calculate our metrics and reduce duplication of data. In the first quarter of 2015, the company modified its calculations to take into account our business’s transition to mobile and updates to our operating metrics which utilize additional third party data to help us identify whether a player logged in under two or more accounts is the same individual. As a result of these changes, we revised the definitions for DAUs, MAUs, MUUs, and MUPs in the first quarter of 2015. In the third quarter of 2015, the company made a subsequent modification to its calculations of MUU to further reduce duplication. For comparative purposes, all of these key operating metrics have been revised for the fourth quarter of 2014 to reflect the company’s current definitions and calculations for all periods presented. Please refer to our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, September 30, 2015 and, when filed, our Annual Report on Form 10-K for the year ended December 31, 2015 for a full explanation of the changes and the comparison of the revised and as reported numbers for 2014 and 2015.

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	Q4’15 Q/Q	Q4’15 Y/Y
Average daily active users (DAU)	18	19	24	(5%)	(24%)
Average mobile DAUs	15	16	18	(5%)	(14%)
Average web DAUs	3	3	6	(7%)	(49%)
Average monthly active user (MAUs)	68	75	98	(9%)	(30%)
Average mobile MAUs	55	61	70	(9%)	(21%)
Average web MAUs	13	14	28	(11%)	(54%)
Average daily bookings per average DAU (ABPU)	$0.110	$0.100	$0.084	9%	31%
Average monthly unique users (MUUs)(1)	48	51	64	(5%)	(24%)
Average monthly unique payers (MUPs)(1)	0.8	0.9	1.0	(7%)	(19%)
Payer conversion(1)	1.7%	1.7%	1.6%	(2%)	7%

(1)	MUUs, MUPs and payer conversion exclude NaturalMotion legacy games (CSR Racing, CSR Classics and Clumsy Ninja) and games from recently acquired Rising Tide as our systems are unable to distinguish whether a player of these games is also a player of other Zynga games. We exclude players of these games to avoid potential duplication.

Fourth Quarter 2015 Financial Summary

•	Revenue: Revenue was $186 million for the fourth quarter of 2015, a decrease of 5% compared to the third quarter of 2015 and a decrease of 4% compared to the fourth quarter of 2014. Online game revenue was $130 million, a decrease of 14% compared to the third quarter of 2015 and a decrease of 4% compared to the fourth quarter of 2014. Advertising and other revenue was $56 million, an increase of 26% compared to the third quarter of 2015 and a decrease of 2% compared to the fourth quarter of 2014. Zynga Poker, FarmVille 2, Hit It Rich! Slots and Wizard of Oz Slots accounted for 18%, 17%, 17% and 15% of online game revenue, respectively, for the fourth quarter of 2015 while FarmVille 2, Zynga Poker, Hit It Rich! Slots, FarmVille 2: Country Escape and Wizard of Oz Slots accounted for 21%, 17%, 16%, 14% and 12%, respectively, for the third quarter of 2015.

•	Bookings: Bookings were $182 million for the fourth quarter of 2015, an increase of 3% compared to the third quarter of 2015 and flat compared to the fourth quarter of 2014.

•	Net income (loss): Net loss was $47 million for the fourth quarter of 2015, compared to net income of $3 million for the third quarter of 2015 and net loss of $45 million for the fourth quarter of 2014. The quarter-over-quarter change in net loss was primarily due to higher costs and expenses (primarily, in order of significance, restructuring expense, marketing costs and third party hosting costs) as well as a tax benefit recorded in the third quarter of 2015 in connection with our acquisition of Rising Tide Games.

•	Adjusted EBITDA: Adjusted EBITDA was $2 million for the fourth quarter of 2015, compared to $12 million in the third quarter of 2015 and $9 million for the fourth quarter of 2014. The quarter-over-quarter decrease in adjusted EBITDA was primarily due to higher marketing costs due to seasonality and, to a lesser extent, higher third party hosting costs due to our data center migration.

•	Non-GAAP net income (loss): Non-GAAP net income was $0.4 million for the fourth quarter of 2015, compared to non-GAAP net income of $4 million in the third quarter of 2015 and non-GAAP net loss of $2 million in the fourth quarter of 2014.

•	Net income (loss) per share: Diluted net loss per share was $0.05 for the fourth quarter of 2015, compared to diluted net income per share of $0.00 for the third quarter of 2015 and diluted net loss per share of $0.05 for the fourth quarter of 2014.

•	Non-GAAP earnings (loss) per share: Non-GAAP earnings per share was $0.00 for the fourth quarter of 2015, compared to non-GAAP earnings per share of $0.00 for the third quarter of 2015 and non-GAAP loss per share of $0.00 for the fourth quarter of 2014.

•	Cash and cash flow: As of December 31, 2015, cash, cash equivalents and marketable securities were approximately $987 million, compared to $1.07 billion as of September 30, 2015. In the fourth quarter of 2015, we repurchased 37.9 million shares of our Class A common stock at a weighted average price of $2.60 per share for a total of $98.9 million. Cash flow from operations was $7 million for the fourth quarter of 2015, compared to ($5) million for the third quarter of 2015 and $4 million for the fourth quarter of 2014. Free cash flow was $7 million for the fourth quarter of 2015 compared to ($7) million for the third quarter of 2015 and $2 million for the fourth quarter of 2014.

2015 Annual Financial Summary

•	Revenue: Revenue was $765 million in 2015, an increase of 11% on a year-over-year basis. Online game revenue was $591 million, an increase of 10% on a year-over-year basis. Advertising revenue was $174 million, an increase of 14% on a year-over-year basis.

•	Bookings: Bookings were $700 million in 2015, an increase of 1% on a year-over-year basis.

•	Net income (loss): Net loss was $117 million in 2015, which included $132 million of stock-based expense, $32 million of restructuring expense and a $9 million income tax benefit, compared to net loss of $226 million in 2014.

•	Adjusted EBITDA: Adjusted EBITDA was $17 million in 2015, a decrease of 57% year-over-year, primarily due to an increase in payment processing fees due to our increased mobile bookings mix and, to a lesser extent, an increase in royalty expense for licensed intellectual property.

•	Non-GAAP net income (loss): Non-GAAP net loss was $10 million in 2015, compared to non-GAAP net loss of $13 million in 2014.

•	Net income (loss) per share: Diluted net loss per share was $0.13 for the full year 2015, compared to diluted net loss per share of $0.26 for the full year 2014.

•	Non-GAAP earnings (loss) per share: Non-GAAP loss per share was $0.01 for the full year 2015, compared to non-GAAP loss per share of $0.01 for the full year 2014.

•	Cash and cash flow: As of December 31, 2015, cash, cash equivalents and marketable securities were approximately $987 million, compared to $1.15 billion as of December 31, 2014. In the fourth quarter of 2015, we repurchased 37.9 million shares of our Class A common stock at a weighted average price of $2.60 per share for a total of $98.9 million. Cash flow from operations was ($41) million for the year ended December 31, 2015, compared to ($5) million for the year ended December 31, 2014. Free cash flow was ($48) million for the year ended December 31, 2015 compared to ($14) million for the year ended December 31, 2014.

Restructuring Charges From Our Cost Reduction Plan in the First Quarter of 2015

We incurred a restructuring charge of $17 million in fourth quarter of 2015 related to our first quarter of 2015 cost reduction plan. This charge was offset by $2 million of credits from prior period cost reduction plans, primarily related to executing a sublease agreement in a data center facility we had previously vacated.

First Quarter Outlook

Zynga’s outlook for the first quarter of 2016 is as follows:

•	Revenue is projected to be in the range of $160 million to $175 million

•	Net loss is projected to be in the range of ($40) million to ($30) million

•	Net loss per share is projected to be in the range of ($0.05) to ($0.03) based on a share count projected to be approximately 866 million shares

•	Bookings are projected to be in the range of $150 million to $165 million

•	Adjusted EBITDA is projected to be in the range of ($10) million to break-even

•	Non-GAAP loss per share is projected to be in the range of ($0.01) to $0.00, based on a share count projected to be approximately 866 million shares

Conference Call Details

In addition to today’s press release, a copy of our Q4 2015 Quarterly Earnings Letter, which outlines our Q4 2015 financial results and business outlook, is available on our website at http://investor.zynga.com.

Zynga will host a live Q&A session today, February 10, 2016, at 2:00 pm PDT (5:00 pm EDT) to discuss financial results. Questions may be asked on the call or submitted in advance via email to investors@zynga.com, and the company will respond to as many questions as possible.

The live Q&A session can be accessed at http://investor.zynga.com - a replay of which will be available through the website after the call - or via the below conference dial-in number:

Toll-Free Dial-In Number: (800) 537-0745

International Dial-In Number: (253) 237-1142

Conference ID: 13589408

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by millions of monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, California. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

The Zynga Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11743

Key Operating Metrics

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU, each of which is recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking of user account activity. We also use third party network logins to help us track whether a player logged under two or more different user accounts is the same individual. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Please refer to our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, September 30, 2015 and, when filed, our Annual Report on Form 10-K for the year ended December 31, 2015 for our updated definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU”.

MUUs, MUPs and payer conversion in this press release exclude NaturalMotion legacy games (CSR Racing, CSR Classics and Clumsy Ninja) and games from recently acquired Rising Tide as our systems are unable to distinguish whether a player of these games is also a player of other Zynga games. We exclude players of these games to avoid potential duplication.

We acquired NaturalMotion in February 2014. As a result, the financial information presented in this press release for January 2014 and a portion of February 2014 does not reflect any contribution from NaturalMotion.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for the first quarter 2016 revenue, net loss, net loss per share, weighted average diluted share count, bookings, Adjusted EBITDA, non-GAAP earnings per share and non-GAAP weighted average diluted share count; certain other financial items necessary for GAAP to Non-GAAP reconciliation; our future operational plans, use of cash, strategies and prospects; our cost structure and cost reduction plans and estimated savings and charges, including our reduction in workforce and reduction in centralized services costs and spend; our ability to accelerate execution, drive profitability and nurture creativity and innovation while reducing costs and lowering discretionary spend; the breadth and depth of our 2015 game slate and our game slate for 2016 and the success of these slates; including recently launched Princess Bride Slots and Black Diamond Casino and future launches of Dawn of Titans, CSR2, CityVille Mobile, a sequel to FarmVille 2: Country Escape, Spin It Rich!, Willy Wonka Slots, True Vegas, Vegas Diamond Slots, Crazy Cake Swap and a Wizard of Oz branded match-3 game; our ability to change our mix of R&D and unlaunched game slate to live games; our ability to increase the predictability of our business our continued transition to mobile; our ability to sustain player engagement, optimize to increase long-term player retention and monetize our live games (including our Slots games, Words With Friends, Zynga Poker, and FarmVille franchise games) and games in geo-lock testing, (including, Dawn of Titans, CSR2 and CityVille Mobile); our ability to grow our mobile bookings in 2016 and beyond; our ability to execute against our strategy and deliver long-term value to our shareholders, employees and players and fulfill our mission to connect the world through games; our ability to attract and retain key employees in light of business challenges, including employees key to franchise games and planned launches and senior management; the impact of changes in our senior management team and management teams, new hires and other changes in our organization; the strength of our balance sheet and our ability to effectively manage our cost structure and investments; the timely launch and success of our games, including the launch of our 2016 game slate (including Dawn of Titans, CSR2 and CityVille Mobile); the success of our acquisition of Rising Tide Games and Zindagi Games; our ability to improve our execution against audience growth and product quality; our ability to effectively market our games; our ability to execute in mobile; our ability to sustain and expand key games to sustain and grow audiences, bookings, and engagement, including games within our Slots Franchise (Hit It Rich! Slots, Wizard of Oz Slots and Black Diamond Casino), Words With Friends, Zynga Poker, and our games within our FarmVille franchise; investment in new game development, marketing for live games and new game launches and core infrastructure in data and analytics; our ability to build on our social legacy in both our web games and our new mobile games and build a player network across mobile games; our ability to accurately forecast our upcoming game launches and bookings and revenue related to upcoming game launches and the performance of our existing games; our ability to operate in an entrepreneurial manner, innovate on game mechanics, and leverage data and analytics in our operations; our ability to utilize, protect, defend and enforce our intellectual property; market opportunity in the social gaming market, including the mobile market, the advertising market, the market for social game categories in which we invest, and our ability to capitalize on and contribute to this market opportunity.

Forward-looking statements often include words such as “outlook,” “project,” “plan,” “intend,” “could,” “should,” “would,” “will,” “might,” “anticipate,” “estimate,” “continue,” “believe,” “may,” “target,” “expect,” or similar expressions, or the negative or plural of these words or expressions and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements is subject to a number of risks, uncertainties, and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and industry. New risks may also emerge from time to time. It is not possible for our management to predict all of the risks related to our business and operations, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, the ability of key games, including our franchise games, to sustain or grow audiences, bookings and engagement; our relationship with Facebook, changes in the Facebook platform and/or changes in our agreement with Facebook; our relationship with Apple, Google and other Android platform providers, changes in the Android or iOS platforms and/or changes in our agreements with Apple, Google and/or other Android platform providers; our relationship and/or agreements with key licensing partners, additional platform providers or any key partners; the effectiveness of our cost-cutting activities and our ability to control and reduce expenses, including our estimated savings and charges associated with our restructuring efforts; our ability to efficiently deploy employees, leverage our teams and talent, including shifting resources when necessary to prioritize more important projects; our ability to retain and attract new talent; our ability to work as a team to execute against our strategy; our use of working capital in general; attrition or decline in existing games, including franchise games; our ability to launch and monetize successfully new games and features for web and mobile in a timely manner (such as the Weekly Word feature in Words With Friends and the Leagues feature in Zynga Poker) and the success of these games and features, including planned features for our existing games; the process of integrating our operations into NaturalMotion Limited’s (“NaturalMotion’s”), Rising Tide Games, Inc.’s (“Rising Tide Games”) and Zindagi Games’s operations and NaturalMotion’s, Rising Tide Games’s and Zindagi Games’s operations into our operations, including but not limited to our expected ability to expand our creative pipeline, accelerate our growth on mobile and deliver hit NaturalMotion games in 2016 and hit games from Rising Tide Games and Zindagi Games; planned launches from our franchises and planned launches in the content categories where we are focused; the ability of our games to generate revenue and bookings for a significant period of time after launch and the timing for market acceptance of new games; attrition or decline in existing games, including franchise games; the effectiveness of our marketing program and initiatives and our ability to obtain game featuring from partners; our strategy of backing proven teams to develop or expand our game offerings in the categories where we are focused, the timely launch of our games in these categories and the success of these game; our ability to understand industry trends, such as seasonality, and position our business to take advantage of these trends; our ability to successfully monitor and adapt to changes in gaming platform and consumer demand as the industry continues to evolve; our ability to run successful in game advertising campaigns; our exposure to illegitimate credit card activity and other security risks, including sales or purchases of virtual goods used in our games through unauthorized or illegitimate third-party websites; our ability to anticipate and address technical challenges that may arise; our ability to protect our players’ information and adequately address privacy concerns; our ability to maintain technology infrastructure and employees that can efficiently and reliably handle increased player usage, changes in mobile devices and game platforms, fast load times and the rapid deployment of new features and products; our ability to maintain reliable security services and infrastructure to protect against security breaches, computer malware and hacking attacks; competition in our industry; changing interests of players; our exposure to intellectual property disputes and other litigation; asset impairment charges; our evaluation of new business opportunities and acquisitions by us, including integration of newly acquired businesses; our future spend, including spend on R&D and marketing and our future margins; our ability to renew our existing brand, technology and content licenses as they expire and secure new licenses for top brands; our ability to manage risks, costs and other challenges associated with international expansion; the impact of laws and regulations on our business; changes in corporate strategy or management; and our search for a Chief Financial Officer.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly report on Form 10-Q for the three months ended September 30, 2015, and, when filed, our Annual Report on Form 10-K for the year ended December 31, 2015, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. Except as required by law, we assume no obligation to update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations. The results we report in our Annual Report on Form 10-K for the year ended December 31, 2015 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures

We have provided in this release non-GAAP financial information including bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net income (loss) per share, as a supplement to the consolidated financial statements, which are prepared in accordance with United States generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. In line with our historical practice, the financial information presented herein is provided on a supplemental, non-GAAP basis unless otherwise indicated. We have provided reconciliations between our historical and first quarter 2016 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures. Reconciliations of non-GAAP financial measures to the most recent directly comparable GAAP financial measures for the fourth quarter and 2015 may be found (1) in this press release announcing fourth quarter financial results which is included as Exhibit 99.1 to our current report on Form 8-K , filed with the Securities and Exchange Commission on February 10, 2016, and, when filed, in our Annual Report on Form 10-K for the year ended December 31, 2015, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov, and (2) in our fourth quarter earnings slides presentation, dated February 10, 2016, a copy of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com.

Some limitations of bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net income (loss) per share:

•	Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP provision for (benefit from) expense do not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

•	Total Bookings, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP provision for (benefit from) expense do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of durable virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense and does not include other income (expense) net, which includes foreign exchange gains and losses and interest income;

•	Adjusted EBITDA excludes depreciation and amortization of intangible assets, while non-GAAP net loss excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures and acquisitions, and removing the excess income tax benefits or costs associated with stock-based awards; and

•	Other companies, including companies in our industry, may calculate bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net loss per share differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP operating expense, free cash flow, non-GAAP provision for (benefit from) income taxes, and non-GAAP net income (loss) per share, along with other financial performance measures, including revenue, net income (loss), diluted net loss per share, cash flow from operations, GAAP operating expense, GAAP operating margin and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below and in the places listed above for further details.

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$742,217	$131,303
Marketable securities	245,033	785,221
Accounts receivable	79,610	89,611
Income tax receivable	5,233	3,304
Deferred tax assets	—	2,765
Restricted cash	209	48,047
Other current assets	40,625	22,688

Total current assets	1,112,927	1,082,939
Long-term marketable securities	—	231,385
Goodwill	657,671	650,778
Other intangible assets, net	64,016	66,861
Property and equipment, net	273,221	297,919
Long-term restricted cash	986	—
Other long-term assets	16,446	18,911

Total assets	$2,125,267	$2,348,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,676	$14,965
Other current liabilities	75,141	164,150
Deferred revenue	128,839	189,923

Total current liabilities	233,656	369,038
Deferred revenue	204	3,882
Deferred tax liabilities	6,026	5,323
Other non-current liabilities	94,151	74,858

Total liabilities	334,037	453,101
Stockholders’ equity:
Common stock and additional paid in capital	3,234,551	3,096,982
Treasury stock	(98,942)	—
Accumulated other comprehensive income (loss)	(52,388)	(29,175)
Accumulated deficit	(1,291,991)	(1,172,115)

Total stockholders’ equity	1,791,230	1,895,692

Total liabilities and stockholders’ equity	$2,125,267	$2,348,793

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenue:
Online game	$129,463	$151,168	$135,011	$590,755	$537,619
Advertising and other	56,306	44,569	57,536	173,962	152,791

Total revenue	185,769	195,737	192,547	764,717	690,410
Costs and expenses:
Cost of revenue	63,397	57,187	55,492	235,985	213,570
Research and development	80,770	78,416	105,134	357,602	396,553
Sales and marketing	53,066	43,549	41,898	169,573	157,364
General and administrative	39,333	25,765	38,961	143,284	167,664

Total costs and expenses	236,566	204,917	241,485	906,444	935,151

Income (loss) from operations	(50,797)	(9,180)	(48,938)	(141,727)	(244,741)
Interest income	603	566	779	2,568	3,266
Other income (expense), net	1,463	2,285	5,580	13,306	8,248

Income (loss) before income taxes	(48,731)	(6,329)	(42,579)	(125,853)	(233,227)
Provision for (benefit from) income taxes	(1,862)	(9,381)	2,547	(8,672)	(7,327)

Net income (loss)	$(46,869)	$3,052	$(45,126)	$(117,181)	$(225,900)

Net income (loss) per share:
Basic	$(0.05)	$0.00	$(0.05)	$(0.13)	$(0.26)

Diluted	$(0.05)	$0.00	$(0.05)	$(0.13)	$(0.26)

Weighted average common shares used to compute net income (loss) per share:
Basic	922,540	921,116	890,350	913,511	874,509
Diluted	922,540	940,032	890,350	913,511	874,509
Stock-based expense included in the above line items:
Cost of revenue	$1,712	$991	$1,232	$4,547	$4,623
Research and development	24,063	22,308	23,380	94,548	83,673
Sales and marketing	2,320	2,045	1,422	7,501	5,927
General and administrative	3,677	5,092	9,731	24,979	35,010

Total stock-based expense	$31,772	$30,436	$35,765	$131,575	$129,233

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating activities
Net income (loss)	$(46,869)	$3,052	$(45,126)	$(117,181)	$(225,900)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,966	11,287	18,341	54,315	82,894
Stock-based expense	31,772	30,436	35,765	131,575	129,233
Accretion and amortization on marketable securities	770	1,057	2,278	5,711	10,061
(Gain) loss from sales of investments, assets and other, net	725	(633)	(3,741)	(5,558)	(1,610)
Tax benefits (costs) from stock-based awards	899	90	(86)	989	(86)
Excess tax benefits (costs) from stock-based awards	(899)	(90)	86	(989)	86
Deferred income taxes	(3,542)	(10,392)	(869)	(12,693)	(10,982)
Changes in operating assets and liabilities:
Accounts receivable, net	7,604	(4,313)	(3,046)	10,148	(16,489)
Income tax receivable	(217)	(183)	2,233	(1,929)	5,433
Other assets	(4,944)	(3,068)	4,831	(16,804)	971
Accounts payable	2,169	(536)	(474)	14,395	(6,393)
Deferred revenue	(3,665)	(19,757)	(10,195)	(64,762)	3,643
Other liabilities	11,157	(12,062)	4,348	(38,203)	24,628

Net cash provided by (used in) operating activities	6,926	(5,112)	4,345	(40,986)	(4,511)
Investing activities
Purchase of marketable securities	—	—	(141,253)	(101,091)	(758,509)
Sales and maturities of marketable securities	165,181	211,350	138,526	867,198	806,232
Acquisition of property and equipment	(985)	(1,608)	(2,123)	(7,832)	(9,201)
Proceeds from sale of property and equipment	64	750	—	814	5,059
Business acquisition, net of cash acquired	—	(20,023)	(700)	(20,023)	(392,411)
Proceeds from sale of equity method investment	—	—	—	10,507	—
Other investing activities, net	—	—	4,314	—	4,671

Net cash provided by (used in) investing activities	164,260	190,469	(1,236)	749,573	(344,159)
Financing activities
Repurchase of common stock	(91,870)	—	—	(91,870)	—
Taxes paid related to net share settlement of equity awards	(1,036)	(453)	(253)	(2,902)	(1,216)
Proceeds from employee stock purchase plan and exercise of stock options	275	2,957	693	7,567	16,421
Excess tax benefits (costs) from stock-based awards	899	90	(86)	989	(86)
Acquisition-related contingent consideration payment	—	—	—	(10,790)	—

Net cash provided by (used in) financing activities	(91,732)	2,594	354	(97,006)	15,119
Effect of exchange rate changes on cash and cash equivalents	(257)	(359)	(438)	(667)	(669)
Net increase (decrease) in cash and cash equivalents	79,197	187,592	3,025	610,914	(334,220)
Cash and cash equivalents, beginning of period	663,020	475,428	128,278	131,303	465,523

Cash and cash equivalents, end of period	$742,217	$663,020	$131,303	$742,217	$131,303

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended			Twelve months ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Reconciliation of Revenue to Bookings
Revenue	$185,769	$195,737	$192,547	$764,717	$690,410
Change in deferred revenue	(3,665)	(19,758)	(10,195)	(64,762)	3,890

Bookings	$182,104	$175,979	$182,352	$699,955	$694,300

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(46,869)	$3,052	$(45,126)	$(117,181)	$(225,900)
Provision for (benefit from) income taxes	(1,862)	(9,381)	2,547	(8,672)	(7,327)
Other income (expense), net	(1,463)	(2,285)	(5,580)	(13,306)	(8,248)
Interest income	(603)	(566)	(779)	(2,568)	(3,266)
Restructuring expense, net	15,419	416	(3,391)	32,151	24,281
Gain (loss) on legal settlements	—	(1,681)	5,250	(1,681)	5,250
Depreciation and amortization	11,966	11,287	18,341	54,315	82,894
Acquisition-related transaction expenses	249	895	—	1,144	6,425
Contingent consideration fair value adjustment	(3,288)	—	12,600	6,112	32,700
Stock-based expense	31,772	30,436	35,765	131,575	129,233
Change in deferred revenue	(3,665)	(19,758)	(10,195)	(64,762)	3,890

Adjusted EBITDA	$1,656	$12,415	$9,432	$17,127	$39,932

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss)	$(46,869)	$3,052	$(45,126)	$(117,181)	$(225,900)
Acquisition-related transaction expenses	249	895	—	1,144	6,425
Contingent consideration fair value adjustment	(3,288)	—	12,600	6,112	32,700
Stock-based expense	31,772	30,436	35,765	131,575	129,233
Amortization of intangible assets from acquisitions	7,402	6,233	6,493	26,059	22,401
Change in deferred revenue	(3,665)	(19,758)	(10,195)	(64,762)	3,890
Restructuring expense, net	15,419	416	(3,391)	32,151	24,281
Gain (loss) on legal settlements	—	(1,681)	5,250	(1,681)	5,250
Tax effect of non-GAAP adjustments to net income (loss)	(645)	(15,912)	(3,847)	(23,652)	(10,862)

Non-GAAP net income (loss)	$375	$3,681	$(2,451)	$(10,235)	$(12,582)

GAAP and Non-GAAP diluted shares	939,110	940,032	890,350	913,511	874,509
Non-GAAP earnings (loss) per share:	$0.00	$0.00	$0.00	$(0.01)	$(0.01)

Reconciliation of Cash provided by operating activities to Free cash flow
Net cash provided by (used in) operating activities	6,926	(5,112)	4,345	(40,986)	(4,511)
Acquisition of property and equipment	(985)	(1,608)	(2,123)	(7,832)	(9,201)
Excess tax benefits (costs) from stock-based awards	899	90	(86)	989	(86)

Free cash flow	$6,840	$(6,630)	$2,136	$(47,829)	$(13,798)

Reconciliation of GAAP to Non-GAAP provision for (benefit from) income taxes
GAAP provision for (benefit from) income taxes	(1,862)	(9,381)	2,547	(8,672)	(7,327)
Stock-based expense	1,150	7,351	2,571	15,912	6,262
Amortization of intangible assets from acquisitions	530	3,858	457	5,720	1,086
Acquisition-related transaction expenses	459	1,248	58	1,707	312
Contingent consideration fair value adjustment	(928)	—	791	107	1,584
Change in deferred revenue	(2,234)	(562)	(368)	(7,229)	188
Restructuring expense, net	1,668	2,905	84	6,323	1,176
Gain (loss) on legal settlements	—	1,112	254	1,112	254

Non-GAAP provision for (benefit from) income taxes	$(1,217)	$6,531	$6,394	$14,980	$3,535

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FIRST QUARTER 2016 OUTLOOK

(In thousands, except per share data, unaudited)

First Quarter 2016
Reconciliation of Revenue to Bookings
Revenue range	$160,000 – 175,000
Change in deferred revenue	(10,000)

Bookings range	$150,000 – 165,000

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss) range	$(40,000) – (30,000)
Provision for (benefit from) income taxes	0 – 3,000
Other income (expense), net	(2,000) – (3,000)
Interest income	(1,000)
Depreciation and amortization	12,000
Stock-based expense	31,000 – 29,000
Change in deferred revenue	(10,000)

Adjusted EBITDA range	$(10,000) – 0

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss) range	$(40,000) – (30,000)
Stock-based expense	31,000 – 29,000
Amortization of intangible assets from acquisitions	9,000
Change in deferred revenue	(10,000)

Non-GAAP net income (loss) range	$(10,000) – (2,000)

GAAP and Non-GAAP diluted shares	866,000
Net income (loss) per share range	$(0.05) – (0.03)
Non-GAAP earnings (loss) per share range	$(0.01) – 0.00